Exhibit (h)(iv)

SUPPLEMENTAL

EXPENSE LIMITATION AGREEMENT

MORNINGSTAR FUNDS TRUST

This Supplemental Expense Limitation Agreement (the “Agreement”) is made as of the 17th day of December, 2019 by and between Morningstar Funds Trust, a Delaware statutory trust (the “Trust”), on behalf of each of its series listed on Schedule A, as such may be amended from time to time (each, a “Fund” and, collectively, the “Funds”), and Morningstar Investment Management LLC, a Delaware corporation (“Morningstar”), and supersedes and replaces the prior Amended and Restated Expense Limitation Agreement.

RECITALS

WHEREAS, the Trust is registered as an open-end management investment company under the Investment Company Act of 1940 (the “1940 Act”) and Morningstar is registered as an investment adviser under the Investment Advisers Act of 1940; and

WHEREAS, the Trust includes the Funds identified on Schedule A (as it may be amended from time to time); and

WHEREAS, Morningstar entered into an Investment Advisory Agreement with the Trust, dated April 30, 2018 (the “Advisory Agreement”), pursuant to which Morningstar provides, or arranges for the provision of, investment advisory and management services to each Fund, and for which it is compensated based on the average daily net assets of each such Fund;

WHEREAS, Morningstar entered into an Amended and Restated Expense Limitation Agreement (the “Base Expense Limitation Agreement”) dated May 31, 2019, pursuant to which Morningstar agrees to reimburse each Fund for certain expenses, excluding among other things, Acquired Fund Fees and Expenses (as defined in the Securities Exchange Commission’s Form N-1A) (“AFFE”); and

WHEREAS, the Trust and Morningstar have determined that it is appropriate and in the best interests of each Fund and its shareholders to limit further the total expenses of each Fund to the amount provided for each Fund on Schedule A hereto, as may be amended from time to time; and

WHEREAS, for the avoidance of doubt, it is currently intended that the Base Expense Limitation Agreement shall continue to remain in effect;

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, the parties agree as follows:

1. Expense Waiver and Expense Assumption by Morningstar. Morningstar hereby agrees to further waive all or a portion of its advisory fees and, if necessary, to assume certain other expenses (to the extent permitted by the Internal Revenue Code of 1986, as amended) of each Fund, such that Total Annual Fund Operating Expenses (excluding taxes, interest, brokerage commissions, trading costs, short sale dividend and interest expenses, litigation, and extraordinary expenses) do not, after the application of any waiver or assumption of expenses made pursuant to the Base Expense Limitation Agreement, exceed a specified percentage of the average daily net assets of the Fund, as indicated on Schedule A to this Agreement.

2. Duty of Fund to Reimburse. No Fund shall be required to reimburse Morningstar for fees waived or expenses assumed by Morningstar in accordance with this Agreement.

3. Assignment. No assignment of this Agreement shall be made by Morningstar without the prior consent of the Trust.

4. Duration and Termination. This Agreement shall be effective as to each Fund on the date set forth in Schedule A through the termination date in Schedule A, and shall continue in effect from year to year thereafter upon mutual agreement of the Trust and Morningstar. This Agreement shall automatically terminate upon the termination of the Advisory Agreement between Morningstar and the Trust.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

MORNINGSTAR FUNDS TRUST	MORNINGSTAR INVESTMENT MANAGEMENT LLC

By:	By:

Name:	Name:

Title:	Title:

SCHEDULE A

Fund	Expense Limit*	Original Effective Date	Original Termination Date
Morningstar U.S. Equity Fund	0.85%	December 17, 2019	August 31, 2020
Morningstar International Equity Fund	1.00%	December 17, 2019	August 31, 2020
Morningstar Global Income Fund	0.75%	December 17, 2019	August 31, 2020
Morningstar Total Return Bond Fund	0.54%	December 17, 2019	August 31, 2020
Morningstar Municipal Bond Fund	0.59%	December 17, 2019	August 31, 2020
Morningstar Defensive Bond Fund	0.55%	December 17, 2019	August 31, 2020
Morningstar Multi-Sector Bond Fund	0.80%	December 17, 2019	August 31, 2020
Morningstar Unconstrained Allocation Fund	0.93%	December 17, 2019	August 31, 2020
Morningstar Alternatives Fund	1.20%	December 17, 2019	August 31, 2020

*	As an annual percentage of the Fund’s average daily net assets.